Exhibit 99.B(d)(1)(i)

AMENDED SCHEDULE A

with respect to the

AMENDED INVESTMENT MANAGEMENT AGREEMENT

between

ING VARIABLE PORTFOLIOS, INC.

and

ING INVESTMENTS, LLC

Series	Effective Date	Annual Investment Management Fee
		(as a percentage of average daily net assets)

ING BlackRock Science and Technology Opportunities Portfolio	2001	0.95%

ING Dow Jones Euro STOXX 50® Index Portfolio	August 3, 2009	0.60%

ING FTSE 100 Index Portfolio	August 3, 2009	0.60%

ING Hang Seng Index Portfolio	May 1, 2009	0.60%

ING Index Plus LargeCap Portfolio	2001	0.35%

ING Index Plus MidCap Portfolio	2001	0.40%

ING Index Plus SmallCap Portfolio	2001	0.40%

ING International Index Portfolio	March 4, 2008	0.38% on all assets

ING Japan Equity Index Portfolio	August 3, 2009	0.60%

ING NASDAQ 100 Index Portfolio	August 3, 2009	0.45%

ING Opportunistic LargeCap Growth Portfolio	2001	0.60%

ING Opportunistic LargeCap Portfolio	2001	0.60%

ING Russell™ Global Large Cap Index 75% Portfolio	August 20, 2008	0.46% on all assets

ING RussellTM Large Cap Growth Index Portfolio	May 1, 2009	0.45%

ING RussellTM Large Cap Value Index Portfolio	May 1, 2009	0.45%

ING RussellTM Mid Cap Growth Index Portfolio	May 1, 2009	0.45%

ING Russell™ Large Cap Index Portfolio	March 4, 2008	0.25% on all assets

ING Russell™ Mid Cap Index Portfolio	March 4, 2008	0.31% on all assets

ING Russell™ Small Cap Index Portfolio	March 4, 2008	0.33% on all assets

ING Small Company Portfolio	2001	0.75%

ING U.S. Bond Index Portfolio	March 4, 2008	0.32% on all assets

ING U.S. Government Money Market Portfolio	October 31, 2008	0.35% on first $1 billion 0.325% on next $2 billion 0.30% in excess of $3billion

ING WisdomTreeSM Global High-Yielding Equity Index Portfolio	January 16, 2008	0.46% on all assets